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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the registration statement of TECO Energy, Inc. on Post-Effective Amendment No. 1 to Form S-3 (File No. 333-60819) of our report dated Jan. 15, 1998, except for certain information included in Notes L and I, for which the dates are Jan. 27, 1998 and March 10, 1998, respectively, on our audits of the consolidated financial statements of TECO Energy, Inc. as of Dec. 31, 1997 and 1996 and for the years ended Dec. 31, 1997, 1996, and 1995, which report is included in TECO Energy, Inc.'s 1997 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."


                                          /s/ PricewaterhouseCoopers LLP


                                          PricewaterhouseCoopers LLP



September 1, 1998